Exhibit 5

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

June 7, 2007

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422

Re:	PMA Capital Corporation 2007 Omnibus Incentive Compensation Plan - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to PMA Capital Corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 2,552,686 shares of the Company’s Class A Common Stock, par value $5.00 per share (the “Shares”), issuable under the PMA Capital Corporation 2007 Omnibus Incentive Compensation Plan (the “Plan”) pursuant to or upon exercise of awards of Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Bonus Stock, Dividend Equivalent Rights, other stock-based awards and performance awards granted under the Plan (collectively, “Awards”).

In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

The opinion expressed below is based on the assumption that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Shares.

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to or upon exercise of Awards granted under the Plan (including, where applicable, the payment of any exercise price, the satisfaction of any vesting restrictions and the achievement of any performance goals) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein.  No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.  We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting

PMA Capital Corporation
June 7, 2007

from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

This opinion is limited to the laws of the Commonwealth of Pennsylvania.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP